File No. 811-04391


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM N-8A

       AMENDED NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it expressly adopts as its own the registration of its predecessor, The PBHG Funds, Inc., under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:

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Name:      PBHG Funds
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Address of Principal Business Office (no. & Street, City, State Zip Code):
                    1400 Liberty Ridge Drive, Wayne, PA 19087
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Telephone Number (including area code):   (610) 647-4100

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Name and Address of Agent for Service of Process:
Harold J. Baxter, 1400 Liberty Ridge Drive, Wayne, PA  19087

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Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b)of the Investment Company Act of 1940 currently with the filing of form N-8A:

                                YES [ X ]* NO [ ]

* Previously filed.

                                   SIGNATURES

                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Wayne and Commonwealth of Pennsylvania on this 26th day of July, 2001.

                                                     PBHG FUNDS


                                                     By: /s/ Harold J. Baxter
                                                     ------------------------
                                                     Harold J. Baxter
                                                     Chairman

Attest: /s/ John M. Zerr
       ----------------------
       John M. Zerr